EXHIBIT 99.1

NGP Capital Resources Company Announces First Quarter Financial Results and Portfolio Activity

HOUSTON, May 7, 2014 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) (the "Company") today announced its financial results for the first quarter of 2014.

Highlights for the quarter ended March 31, 2014:
Operating Results:
Total investment income: $5.9 million
Net investment income: $1.9 million, or $0.09 per share
Net realized loss on investments: $9.6 million, or $0.47 per share
Net unrealized appreciation on investments: $1.3 million, or $0.06 per share
Net asset value: $178.9 million, or $8.73 per share
Quarterly dividends declared: $0.16 per share

Portfolio and investment activity:
New investments in portfolio securities during the quarter: $1.1 million
Redemption of portfolio securities during the quarter: $1.3 million
Fair value of portfolio investments at March 31, 2014: $203.4 million
Weighted average yield on portfolio investments: 10.4%
Number of portfolio companies at March 31, 2014: 15

Portfolio and Investment Activity

During the first quarter of 2014, we invested $1.1 million with existing portfolio companies and received proceeds from redemption and repayments of portfolio securities totaling $1.3 million.

In April 2014, we sold our $13.0 million face amount of Midstates Petroleum Company ("Midstates") 10.75% Senior Subordinated Notes at an average price of 108.1, resulting in a capital gain of $0.7 million, or $0.03 per common share. Our investment in the Midstates Senior Subordinated Notes, which originated in October 2012, generated an internal rate of return of 15.2% with a return on investment of 1.2x.

In January 2014, we accepted a third party bid to purchase our GMX Resources, Inc. ("GMX") Senior Secured Second-Priority Notes due 2018 ("the GMX Notes") for $70,000. This transaction resulted in a realized capital loss of $9.4 million, or $0.47 per share, which was entirely offset by the reversal of previously recognized unrealized depreciation on this investment. GMX's bankruptcy filing in 2013 severely impacted our investment, which generated an internal rate of return of -21.2% and a return on investment of 0.5x.

Operating Results

Investment income totaled $5.9 million for the quarter ended March 31, 2014, increasing 1% compared to $5.8 million in the corresponding quarter of 2013. The small increase in 2014 was primarily attributable to overriding royalty income earned on investments made in 2013. Our investment portfolio balance, on a cost basis, decreased from $222.0 million to $212.6 million during the first quarter of 2014, primarily due to the realization of the GMX Notes, which were on non-accrual. In comparison, during the first quarter of 2013, our investment portfolio balance increased from $217.8 million to $245.0 million, primarily as a result of net new investment activity. The weighted average yield on portfolio investments increased from 9.9% at March 31, 2013 to 10.4% at March 31, 2014.

Operating expenses for the first quarter of 2014 were $3.9 million, increasing $0.4 million, or 11%, compared to the first quarter of 2013, primarily as a result of higher legal and professional fees, including $0.5 million, or $0.02 per share, of third party costs associated with our process of evaluating strategic alternatives to enhance stockholder value. The resulting net investment income was $1.9 million, or $0.09 per share, for the quarter ended March 31, 2014, compared to $2.3 million, or $0.11 per share, for the quarter ended March 31, 2013.

We recorded net realized capital losses of $9.6 million, or $0.47 per share, during the three months ended March 31, 2014, primarily as a result of the $9.4 million loss on the disposition of the GMX Notes. For the three months ended March 31, 2013, we recognized net realized capital losses of $0.2 million resulting from a $1.6 million loss from the sale of our 228,853 shares of GMX common stock at an average price of $3.28, partially offset by a $1.3 million gain from the sale of $10.0 million face amount of EP Energy, LLC Senior Unsecured Notes ("EP Energy Notes") at an average price of 113.375.

During the three months ended March 31, 2014, we recorded $1.3 million, or $0.06 per share, of net unrealized appreciation on portfolio investments, primarily due to the reversal of unrealized depreciation, due to realization, associated with our investment in the GMX Notes of $9.4 million, partially offset by decreases in the estimated fair value of our investments in Spirit Resources, LLC Preferred Units ("Spirit Preferred Units") of $3.4 million, ATP Oil & Gas Corporation Limited Term Overriding Royalty Interest of $2.4 million, OCI Holdings, LLC Subordinated Notes and Preferred Units of $1.9 million, and net decreases in the value of remaining investments of $0.4 million. During the three months ended March 31, 2013, we recorded $9.7 million, or $0.46 per share, of net unrealized depreciation on portfolio investments, primarily due to decreases in the estimated fair value of our investments in the GMX Notes of $7.4 million and Spirit Preferred Units of $2.8 million and the reversal of unrealized appreciation, due to realization of the gain, on our EP Energy Notes of $1.3 million, partially offset by net increases in the fair value of our remaining investments of $1.8 million.

Overall, we had a net decrease in net assets resulting from operations of $6.4 million, or $0.31 per share, for the three months ended March 31, 2014. After declaring dividends during the period of $0.16 per common share, our net asset value decreased from $9.20 per common share as of December 31, 2013 to $8.73 per common share as of March 31, 2014.

Liquidity and Capital Resources

At March 31, 2014, we had cash and cash equivalents totaling $33.1 million. The amount outstanding under our revolving credit facility at March 31, 2014 was $57.0 million, and an additional $15.0 million was available for borrowing. We repaid $44.0 million of the outstanding balance during April and May 2014. At March 31, 2014, the amount outstanding under our Treasury Facility was $45.0 million, and there was no additional amount available for borrowing.We repaid the entire balance outstanding under the Treasury Facility in April 2014.

Conference Call at 11:00 a.m. Eastern Time on May 7, 2014

We invite all interested persons to participate in our conference call on Wednesday, May 7, 2014 at 11:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers should dial (760) 666-3609. The call will also be accessible via the internet, on our Investor Relations page at www.ngpcrc.com.

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	March 31,	December 31,
	2014	2013
	(Unaudited)
Assets
Investments in portfolio securities at fair value
Control investments - majority owned
(cost: $28,267 and $27,459, respectively)	$ 21,597	$ 24,218
Affiliate investments
(cost: $17,597 and $17,510, respectively)	15,242	17,043
Non-affiliate investments
(cost: $166,762 and $176,988, respectively)	166,521	170,110
Total portfolio investments	203,360	211,371
Investments in U.S. Treasury Bills at fair value
(cost: $46,001 and $46,000, respectively)	46,001	46,000
Total investments	249,361	257,371
Cash and cash equivalents	33,138	29,298
Accounts receivable and other current assets	390	464
Interest receivable	2,350	2,397
Prepaid assets	2,672	3,093
Total current assets	38,550	35,252
Total assets	$ 287,911	$ 292,623

Liabilities and net assets
Current liabilities
Accounts payable and accrued expenses	$ 2,281	$ 1,313
Management and incentive fees payable	1,346	1,387
Dividends payable	3,280	3,280
Income taxes payable	111	91
Short-term debt	45,000	45,000
Total current liabilities	52,018	51,071
Long-term debt	57,000	53,000
Total liabilities	109,018	104,071
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,499,188 shares issued and outstanding	20	20
Paid-in capital in excess of par	247,759	247,759
Undistributed net investment income (loss)	(1,949)	(583)
Undistributed net realized capital gain (loss)	(60,788)	(51,176)
Net unrealized appreciation (depreciation) on investments	(6,149)	(7,468)
Total net assets	178,893	188,552
Total liabilities and net assets	$ 287,911	$ 292,623
Net asset value per share	$ 8.73	$ 9.20

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	For The Three Months Ended
	March 31,
	2014	2013
Investment income
Interest income:
Control investments - majority owned	$ 578	$ 401
Affiliate investments	518	720
Non-affiliate investments	3,669	3,633
Dividend income:
Non-affiliate investments	983	983
Royalty income, net of amortization:
Control investments - majority owned	21	--
Non-affiliate investments	25	--
Other income	64	66
Total investment income	5,858	5,803
Operating expenses
Interest expense and bank fees	613	815
Management and incentive fees	1,346	1,367
Professional fees	743	298
Insurance expense	179	179
Other general and administrative expenses	1,044	809
Total operating expenses	3,925	3,468
Income tax provision (benefit), net	19	16
Net investment income	1,914	2,319
Net realized capital gain (loss) on investments
Control investments - majority owned	(325)	--
Affiliate investments	95	--
Non-affiliate investments	(9,382)	(228)
Total net realized capital gain (loss) on investments	(9,612)	(228)
Net unrealized appreciation (depreciation) on investments
Control investments - majority owned	(3,428)	(1,843)
Affiliate investments	(1,888)	257
Non-affiliate investments	6,635	(8,113)
Benefit (provision) for taxes on unrealized appreciation (depreciation) on investments	--	1
Total net unrealized appreciation (depreciation) on investments	1,319	(9,698)

Net decrease in net assets resulting from operations	$ (6,379)	$ (7,607)

Net decrease in net assets resulting from operations per common share	$ (0.31)	$ (0.36)

Dividends declared per common share	$ 0.16	$ 0.16
Weighted average shares outstanding - basic and diluted	20,499	21,020

	For The Three Months Ended
	March 31,
Per Share Data (1)	2014	2013

Net asset value, beginning of period	$ 9.20	$ 9.57

Net investment income	0.09	0.11
Net realized and unrealized gain (loss) on investments	(0.40)	(0.47)
Net decrease in net assets resulting from operations	(0.31)	(0.36)

Dividends declared	(0.16)	(0.16)

Net asset value, end of period	$ 8.73	$ 9.05

(1) Per Share Data is based on weighted average number of common shares outstanding for the period.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments. Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management, L.L.C. ("NGP ECM"). Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed approximately $13 billion in cumulative committed capital since inception. NGP ECM's investment platform includes Natural Gas Partners, NGP Global Agribusiness Partners, NGP Capital Resources Company and NGP Energy Technology Partners, L.P. www.ngpenergycapital.com.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com. Prospective investors should read such materials carefully before investing.

CONTACT: INVESTMENT CONTACT:
         Please send investment proposals to:
         NGP Capital Resources Company 713-752-0062
         Steve Gardner (sgardner@ngpcrc.com),
         Michael Brown (mbrown@ngpcrc.com), or
         Hans Hubbard (hhubbard@ngpcrc.com)

         INVESTOR RELATIONS CONTACT:
         L. Scott Biar (investor_relations@ngpcrc.com), 713-752-0062